Exhibit 99.2

Syros Announces Pricing of $70 Million Concurrent Public Offerings

CAMBRIDGE, Mass., April 5, 2019 – Syros Pharmaceuticals (NASDAQ: SYRS), a leader in the development of medicines that control the expression of genes, today announced that it has priced its concurrent underwritten public offerings of (i) 8,667,333 shares of its common stock and accompanying Class A warrants to purchase up to 1,951,844 shares of its common stock, at a combined price to the public of $7.50 per common share and accompanying Class A warrant and (ii) 666 shares of its Series A convertible preferred stock, which are convertible into 666,000 shares of its common stock, and accompanying Class A warrants to purchase up to 166,500 shares of its common stock, at a combined price to the public of $7,500 per Series A share and accompanying Class A warrant. Each Class A warrant will have an exercise price of $8.625 per share and will expire 3.5 years from the date of issuance. The Class A warrants sold in each offering will have the same terms. The gross proceeds of the offerings are expected to be approximately $70 million, prior to deducting the underwriting discounts and estimated offering expenses.

The offerings are expected to close on or about April 9, 2019, subject to customary closing conditions.

Cowen and Piper Jaffray & Co. are acting as joint book-running managers for the offerings. JMP Securities is acting as lead manager and Roth Capital Partners is acting as co-manager.

The securities are being offered by Syros pursuant to a shelf registration statement that was filed with the Securities and Exchange Commission (“SEC”) on July 20, 2017 and declared effective by the SEC on July 31, 2017. The offerings are being made only by means of the prospectuses and prospectus supplements that form a part of the registration statement.

Copies of the final prospectus supplements and the accompanying prospectuses relating to each offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. When available, copies can also be obtained from Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY 11717, Attention: Prospectus Department, or by telephone at (631) 274-2806; or Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, or by telephone: 800-747-3924, or by email: prospectus@pjc.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Syros Pharmaceuticals

Syros is pioneering the understanding of the non-coding regulatory region of the genome to advance a new wave of medicines that control the expression of genes. Syros has built a proprietary platform that is designed to systematically and efficiently analyze this unexploited region of DNA to identify and drug novel targets linked to genomically defined patient populations. Because gene expression is fundamental to the function of all cells, Syros’ gene control platform has broad potential to create medicines that achieve profound and durable benefit across a range of diseases. Syros is currently focused on cancer and monogenic diseases and is advancing a growing pipeline of gene control medicines. Syros’ lead drug candidates are SY-1425, a selective RARα agonist in a Phase 2 clinical trial for genomically defined subsets of patients with acute myeloid leukemia, and SY-1365, a selective CDK7 inhibitor in a Phase 1 clinical trial focused on patients with ovarian and breast cancers. Syros is also developing a deep preclinical and discovery pipeline, including SY-5609, an oral CDK7 inhibitor, as well as programs in immuno-oncology and sickle cell disease. Led by a team with deep experience in drug discovery, development and commercialization, Syros is located in Cambridge, Mass.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, such as those, among others, relating to Syros’ plans regarding the offerings. The words ‘‘anticipate,’’ ‘‘believe,’’ ‘‘continue,’’ ‘‘could,’’ ‘‘estimate,’’ ‘‘expect,’’ ‘‘intend,’’ ‘‘may,’’ ‘‘plan,’’ ‘‘potential,’’ ‘‘predict,’’ ‘‘project,’’ ‘‘target,’’ ‘‘should,’’ ‘‘would,’’ and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various important factors, including, without limitation, risks and uncertainties related to the satisfaction of customary closing conditions related to the offerings and the impact of general economic, industry or political conditions in the United States or internationally. Additional risks and uncertainties relating to the offerings, Syros and its business can be found under the caption “Risk Factors” in Syros’ Annual Report on Form 10-K for the year ended December 31, 2018, Syros’ preliminary prospectus supplements filed with the SEC on April 4, 2019; and risks described in other filings that Syros makes with the Securities and Exchange Commission in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and Syros expressly disclaims any obligation to update any forward-looking statements, whether because of new information, future events or otherwise.

Media Contact:

Naomi Aoki

Syros Pharmaceuticals, Inc.

617-283-4298

naoki@syros.com

Investor Contact:

Hannah Deresiewicz

Stern Investor Relations, Inc.

212-362-1200

hannah.deresiewicz@sternir.com